Filed Pursuant to Rule 424(b)(5)
Registration No. 333-102970

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed without notice. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated November 19, 2003

PROSPECTUS SUPPLEMENT

(To prospectus dated May 13, 2003)

$1,750,000,000

Schering-Plough Corporation

              % Senior Notes Due

          The notes will bear interest at           % per year and will mature on                 ,           . Interest on the notes is payable on                 and                 of each year, beginning on                 , 2004. The interest rate on the notes will be subject to adjustment as described in this prospectus supplement if one or more ratings assigned to the notes are downgraded below specified levels. The notes will be unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding. Any of our secured indebtedness will rank ahead of the notes. Because we are a holding company, our obligations under the notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. We may redeem the notes at any time at 100% of the principal amount plus a make-whole premium. The notes are not subject to any sinking fund.

          The notes will be represented by one or more global securities registered in the name of the nominee of The Depository Trust Company (DTC). Beneficial interests in the global securities will be shown on, and transfers will be effected only through, records maintained by DTC and its participants. Except as described below, notes in definitive form will not be issued. See “Description of Notes.”

Per Note	Total

Public offering price (1)%	$
Underwriting discount %	$
Proceeds, before expenses, to Schering-Plough (1)%	$

(1)	Plus accrued interest from , 2003, if settlement occurs after that date

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

          The notes will be ready for delivery in book-entry form only through DTC, on or about                 , 2003.

Joint Book-Running Managers

Merrill Lynch & Co.	Citigroup

Banc of America Securities LLC	Credit Suisse First Boston

The date of this prospectus supplement is                     , 2003.

ABOUT THIS PROSPECTUS SUPPLEMENT
CAUTIONARY FACTORS THAT MAY AFFECT FUTURE RESULTS
THE COMPANY
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF NOTES
UNDERWRITING
LEGAL MATTERS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY FACTORS THAT MAY AFFECT FUTURE RESULTS
THE COMPANY
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF SECURITIES
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES
EXPERTS

          You should rely only on the information provided in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front covers of those documents.

ABOUT THIS PROSPECTUS SUPPLEMENT

          This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the notes we are offering and other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about debt securities we may offer from time to time.

          If the information contained in this prospectus supplement varies from that contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

          Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Schering-Plough Corporation,” “Schering-Plough,” “the company,” “we,” “us,” and “our” or similar terms are to Schering-Plough Corporation (including, where applicable, its predecessors) and its consolidated subsidiaries, and references to the “notes” are to the        % notes due           unless, in each case, the context clearly indicates otherwise.

CAUTIONARY FACTORS THAT MAY AFFECT FUTURE RESULTS

          This prospectus supplement, the accompanying prospectus, the documents incorporated by reference therein and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts.

          In particular, forward-looking statements include statements relating to future actions, prospective products, the status of product approvals, future performance or results of current and anticipated products, sales efforts, development programs, expenses and our programs to reduce expenses, the number of employees accepting Schering-Plough’s planned voluntary early retirement program and the cost and savings from that program, the outcome of contingencies such as litigation and investigations, growth strategy and financial results.

          Any or all of our forward-looking statements here or in other publications may turn out to be wrong. Our actual results may vary materially, and there are no guarantees about the performance of Schering-Plough. The company does not assume the obligation to update any forward-looking statement.

          You should carefully consider any forward-looking statement and should understand that many factors could cause actual results to differ from the company’s forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. Although it is not possible to predict or identify all such factors, they may include the following:

•	A significant portion of net sales are made to major pharmaceutical and health care products distributors and major retail chains in the United States. Consequently, net sales and quarterly growth comparisons may be affected by fluctuations in the buying patterns of major distributors, retail chains and other trade buyers. These fluctuations may result from seasonality, pricing, wholesaler buying decisions or other factors.

•	Competitive factors, including technological advances attained by competitors, patents granted to competitors, new products of competitors coming to the market, new indications for competitive products or generic prescription or over-the-counter (OTC) competition as the company’s products mature and patents expire on products.

•	Increased pricing pressure both in the United States and abroad from managed care organizations, institutions and government agencies and programs. In the United States, among other developments, consolidation among customers may increase pricing pressures and may result in various customers having greater influence over prescription decisions through formulary decisions and other policies.

•	Government laws and regulations (and changes in laws and regulations) affecting domestic and international operations including healthcare reform initiatives and Medicare drug benefit and drug importation legislation in the United States at the state and federal level and in other countries, as well as laws and regulations relating to trade, antitrust, monetary and fiscal policies, taxes, price controls and possible nationalization.

•	The company is subject to various legal proceedings including actions and investigations as described in its public filings incorporated by reference herein. The company, from time to time, may settle or otherwise resolve investigations, litigation and claims on terms and conditions that the company believes are in its best interests. The company is aware that settlements of these matters, and in particular with respect to investigations, frequently involve fines and/or penalties that are material to the financial condition and the results of operations of the entity entering into the settlement. Even if an acceptable settlement were to be reached, there can be no assurance that further investigations or litigation will not be commenced raising similar type issues, potentially exposing the company to additional material liabilities. Further, the company cannot predict the timing of the resolution of these matters or their outcomes. During the third quarter of 2003, the company increased its litigation reserves related to the investigations described in its filings with the Securities and Exchange Commission by the U.S. Attorney’s Office for the District of Massachusetts and the U.S. Attorney’s Office for the Eastern District of Pennsylvania reflecting maturing discussions in these offices, particularly with the Eastern District of Pennsylvania. There are no assurances that the company will prevail in any of the actions or investigations or that settlements can be reached on acceptable terms (including the scope of release provided) or in amounts that do not exceed the amounts reserved.

•	Patent positions can be highly uncertain and patent disputes are not unusual. An adverse result in a patent dispute can preclude commercialization of products or negatively impact sales of existing products or result in injunctive relief and payment of financial remedies.

•	Uncertainties of the Food and Drug Administration (FDA) approval process and the regulatory approval and review processes in other countries, including, without limitation, delays in approval of new products.

•	Failure to meet current Good Manufacturing Practices established by the FDA and other governmental authorities can result in delays in the approval of products, release of products, seizure or recall of products, suspension or revocation of the authority necessary for the production and sale of products, fines and other civil or criminal sanctions. The resolution of manufacturing issues with the FDA discussed in information that is incorporated by reference in this prospectus supplement are subject to substantial risks and uncertainties. These risks and uncertainties, including the timing, scope and duration of a resolution of the manufacturing issues, will depend on the ability of the company to assure the FDA of the quality and reliability of its manufacturing systems and controls, and the extent of remedial and prospective obligations undertaken by the company.

•	Pharmaceutical product development is highly uncertain. Products that appear promising in development may fail to reach the market for numerous reasons. They may be found to be ineffective or to have harmful side effects in clinical or pre-clinical testing, they may fail to receive the necessary regulatory approvals, they may turn out not to be economically feasible because of manufacturing costs or other factors or they may be precluded from commercialization by the proprietary rights of others.

•	Efficacy or safety concerns with respect to marketed products, whether or not scientifically justified, leading to recalls, withdrawals or declining sales.

•	Major products such as CLARITIN, CLARINEX, INTRON A, PEG-INTRON, REBETOL Capsules and NASONEX accounted for a material portion of the company’s 2002 revenues. If any major product were to become subject to a problem such as loss of patent protection, OTC availability (as has been disclosed for CLARITIN and its current and potential OTC competition), previously unknown side effects, or if a new, more effective treatment should be introduced; or if the product is discontinued for any reason, the impact on revenues could be significant. Further, such information about important new products, such as ZETIA, or other products in our pipeline may impact future revenues.

•	Unfavorable outcomes of government (local and federal, domestic and international) investigations, litigation about product pricing, product liability claims, other litigation and environmental concerns could preclude commercialization of products, negatively affect the profitability of existing products, materially and adversely impact Schering-Plough’s financial condition and results of operations, or contain conditions that impact business operations, such as exclusion from government reimbursement programs.

•	Economic factors over which the company has no control, including changes in inflation, interest rates and foreign currency exchange rates.

•	Instability, disruption or destruction in a geographic region important to us — due to the location of our manufacturing facilities, distribution facilities or customers — regardless of cause, including war, terrorism, riot, civil insurrection or social unrest; and natural or man-made disasters, including famine, flood, fire, earthquake, storm or disease such as Severe Acute Respiratory Syndrome (SARS).

•	Changes in tax laws including changes related to taxation of foreign earnings.

•	Changes in accounting standards promulgated by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board that would require a significant change to the company’s accounting practices.

          In addition, the company is subject to various other risks. A further list and description of these risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in our periodic reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission. The accompanying prospectus includes information regarding how you can obtain a copy of these filings. See “Where You Can Find More Information” in the accompanying prospectus.

THE COMPANY

          As a worldwide, research-based pharmaceutical company, we and our subsidiaries are engaged in the discovery, development, manufacturing and marketing of new therapies and treatment programs that can improve people’s health and extend their lives.

          Our and our subsidiaries’ primary business involves prescription products in core product categories, including:

•	Allergy and respiratory;

•	Anti-infective and anticancer;

•	Cardiovasculars;

•	Dermatologicals; and

•	Central nervous system and other disorders.

          We, through various subsidiaries, also have a global animal health business and leading consumer brands of foot care, over-the-counter products and sun care products.

          Our principal executive offices are located at 2000 Galloping Hill Road, Kenilworth, NJ 07033, and our telephone number is
(908) 298-4000. We were incorporated in New Jersey in 1970.

RATIO OF EARNINGS TO FIXED CHARGES

          Our consolidated ratio of earnings to fixed charges for the nine months ended September 30, 2003 and for each of the fiscal years ended December 31, 1998 through 2002 is set forth below. For the purpose of computing these ratios, “earnings” consist of income before income taxes and fixed charges (other than capitalized interest). “Fixed charges” consist of interest expense, capitalized interest and one-third of rentals which we believe to be a reasonable estimate of the interest component within leases. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings before taxes and fixed charges. The pro forma information reflects the repayment of commercial paper and the investment of excess cash, if any, at average rates for the respective periods. For the nine months ended September 30, 2003, the pro forma computation reflects the repayment of a monthly average of approximately $1.62 billion of commercial paper. For the year ended December 31, 2002, the pro forma computation reflects the repayment of a monthly average of approximately $754 million of commercial paper. These amounts may not be indicative of actual commercial paper outstanding after application of the net proceeds of the offering to repay a portion of the commercial paper. See “Use of Proceeds.”

	Pro Forma	(Unaudited)
	Nine	Nine	Pro Forma
	Months Ended	Months Ended	Year Ended	Year Ended December 31,
	September 30,	September 30,	December 31,
	2003	2003	2002	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges	1.8x	3.1x	15.7x	33.2x	29.1x	37.1x	45.3x	50.4x

USE OF PROCEEDS

          We estimate that the net proceeds from the sale of the notes in this offering will be approximately $          billion, after deducting the underwriting discounts and estimated offering expenses payable by us. We will use the net proceeds from the sale of the notes to repay commercial paper indebtedness and for other general corporate purposes. General corporate purposes may also include, among other things, the funding of operating expenses, capital expenditures, licensing fees and milestone payments and the payment of settlement amounts, fines, penalties and other investigatory and litigation costs and expenses. The commercial paper indebtedness which may be repaid is of varying maturities of less than one year. As of September 30, 2003, we had approximately $2.5 billion of commercial paper outstanding with a weighted average interest rate of 1.13%. We may temporarily invest funds that are not immediately needed for these general corporate purposes.

DESCRIPTION OF NOTES

          The notes will be issued as a series of securities under an indenture dated              , 2003, and as supplemented by a supplemental indenture to be entered into between us and The Bank of New York, as trustee (which we collectively will refer to as the indenture). This prospectus supplement briefly outlines some of the indenture provisions. The following summary of the material provisions of the indenture is qualified in its entirety by the provisions of the indenture, including definitions of certain terms used in the indenture. Wherever we refer to particular sections or defined terms of the indenture, those sections or defined terms are incorporated by reference in this prospectus supplement and accompanying prospectus. For additional information, you should review the indenture that is filed as an exhibit to the registration statement of which the accompanying prospectus forms a part and the supplemental indenture that will be filed as an exhibit to a Current Report on Form 8-K.

          The following description of the terms of the notes supplements and modifies the description of the general terms of the debt securities set forth in the accompanying prospectus, which we request that you read.

Principal, Maturity and Interest

          The notes will be initially limited to $1,750,000,000 in aggregate principal amount. The notes will mature on                     ,           . We will issue the notes in denominations of $1,000 and integral multiples of $1,000.

          We may, at any time, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes (except for the payment of interest accruing prior to the issue date of the additional notes or, in some cases, the first interest payment date following the issue date of the additional notes), and any such additional notes, together with the notes offered by this prospectus supplement will form a single series of the senior debt securities under the indenture.

          Interest on the notes will accrue at the annual rate of           %, subject to adjustments as described below. Interest will accrue from and including                     , 2003, and is payable on                     and                     of each year, commencing                     , 2004. We will make each interest payment to the holders of record of notes at the close of business on the next preceding                     and                     . If any payment date for the notes is not a business day, we will make the payment on the next business day, but we will not be liable for any additional interest as a result of the delay in payment. By business day, we mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day when banking institutions in the place of payment are authorized or obligated to be closed.

          Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The trustee, through its corporate trust office in the Borough of Manhattan, City of New York (in such capacity, the “paying agent”) will act as our paying agent with respect to the notes. Payments of principal, interest and premium, if any, will be made by us through the paying agent to DTC.

          There is no public trading market for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system.

Ranking

          The notes constitute senior debt securities as described in the accompanying prospectus. The notes will be unsecured obligations of ours and will rank equally with all of our other senior unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing that indebtedness.

          Our subsidiaries are separate and distinct legal entities and have no obligation to pay the amounts that will be due on the notes or to make any funds available for payment of amounts that will be due on the notes. Because we are a holding company, our obligations under the notes will be effectively subordinated to all existing and future liabilities of our subsidiaries, including, for example, the interest rate swap contracts described in the discussion of cash management strategies in the “Liquidity and Financial Resources” section of the Annual Report on Form 10-K for the year ended December 31, 2002 and the discussion of credit rating triggers in the “Liquidity and Financial Resources” section of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. Therefore, our rights, and the rights of our creditors, including the rights of the holders of the notes to participate in any distribution of assets of any of our subsidiaries, if such subsidiary were to be liquidated or reorganized, is subject to the prior claims of the subsidiary’s creditors.

Interest Rate Adjustment

          At any time on or after the date of this prospectus supplement, the interest rate payable on the notes will be subject to adjustment from time to time if either Moody’s Investors Service, Inc., or its successor (Moody’s), or Standard & Poor’s Rating Services, or its successor (S&P), changes the rating assigned to the notes to a rating subcategory below A3, in the case of Moody’s, or below A-, in the case of S&P, as set forth below. In no event will the interest rate for the notes be increased by more than 2.00% or reduced to below the interest rate set forth on the cover page of this prospectus supplement. The interest rate payable on the notes will return to that set forth on the cover page of this prospectus supplement and the provisions of this subsection will permanently cease to apply if, following a downgrade by either of Moody’s or S&P of the ratings assigned to the notes to a rating subcategory below A3 or A-, respectively (or, if Fitch, Inc. or its successor (Fitch) is substituted as described below, to a rating subcategory below A-), the rating assigned to the notes by Moody’s returns to A3 or better and the rating assigned to the notes by S&P returns to A- or better (and, if Fitch is substituted, the rating assigned to the notes by Fitch returns to A- or better). As of the date of this prospectus supplement, the notes have been rated        by Moody’s and        by S&P.

          If either of Moody’s or S&P shall have discontinued, withdrawn or suspended its ratings of the notes, then the rating assigned to the notes by Fitch will be substituted for the rating assigned to the notes by Moody’s or S&P, as applicable.

          If the rating assigned to the notes by either Moody’s or S&P (or Fitch, if applicable) changes to a rating set forth below, the interest rate payable on the notes will be the rate set forth on the cover page of this prospectus supplement plus the additional interest rate set forth below for each of the then-current rating assigned by Moody’s and S&P (or Fitch, if applicable).

Additional			Substitute
Interest Rate	Moody’s Rating	S&P Rating	Fitch Rating

0.25%	Baal	BBB+	BBB+
0.50%	Baa2	BBB	BBB
0.75%	Baa3	BBB-	BBB-
1.00%	Bal or below	BB+ or below	BB+ or below

          Each adjustment required by any decrease or subsequent changes in the ratings above, whether occasioned by the action of Moody’s or S&P (or Fitch, if applicable), shall be made independent of any and all other adjustments occasioned by any ratings change of the other ratings agency. If either Moody’s or S&P (or Fitch, if applicable), subsequently upgrades its ratings of the notes to any of the thresholds set forth above, the interest rate on the notes will be correspondingly readjusted downwards.

          In the event that only one of Moody’s, S&P or Fitch assigns a rating to the notes, then for purposes of making the interest rate adjustments described above, the rating assigned to the notes by the only remaining rating agency will also be deemed to be the rating assigned by the second rating agency.

          In the event that all of Moody’s, S&P and Fitch shall have discontinued, withdrawn or suspended their ratings of the notes, then the trustee shall select a nationally recognized statistical rating organization (NRSRO) to act as a substitute rating agency, and the rating assigned to the notes by that NRSRO will be substituted for the rating assigned to the notes by the other rating agencies.

          Any interest rate increase or decrease, as described herein, will take effect from the first day of the interest period subsequent to the interest period during which a ratings change requires an adjustment in the interest rate.

          We intend to take the position for U.S. federal income tax purposes that any payments of additional interest, as described above, will be taxable to you as additional interest income when received or accrued, in accordance with your method of tax accounting. However, the Internal Revenue Service may take a contrary position from that described above, which could affect the timing and character of your income, gain or loss from holding or disposing of the notes. If we are required to pay additional interest on the notes, you should consult your tax advisors concerning the appropriate tax treatment of the payment of such additional interest.

Optional Redemption

          The notes will be redeemable as a whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                     basis points, plus in each case accrued and unpaid interest thereon to the date of redemption.

          “Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

          “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

          “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with the company.

          “Comparable Treasury Price” means, with respect to any redemption date, (A) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

          “Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Banc of America Securities LLC and Credit Suisse First Boston LLC or their affiliates plus one other dealer selected by the trustee which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the company shall substitute therefor another Primary Treasury Dealer.

          Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

          Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Sinking Fund

          The notes will not be entitled to the benefit of a sinking fund.

Defeasance

          The notes are subject to the company’s defeasance option. See “Description of Securities — Defeasance” in the accompanying prospectus.

Book-Entry System

          DTC will act as securities depository for the notes. One or more fully-registered note certificates will be issued for the notes, in the aggregate principal amount of such issue, and will be deposited with DTC.

          DTC has informed us that DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

          DTC holds securities that its participants (Direct Participants) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The rules applicable to DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

          Purchases of notes under the DTC system must be made by or through Direct Participants, which receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmations from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes except in the event that use of the book-entry system for the notes is discontinued. As a result, the ability of a person having a beneficial interest in the notes to pledge such interest to persons or entities that do not participate in the DTC system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. In addition, the laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer notes evidenced by the global notes will be limited to such extent.

          To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and another communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

          Payments of principal, interest and premium, if any, on the notes will be made by us to the trustee and from the trustee to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Direct Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium (if any) or interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility or the trustee’s, and disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

          Although DTC has agreed to the foregoing procedures in order to facilitate transfers of securities among Participants of DTC, it is under no obligation to perform or continue to perform such procedures, and DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depository is not obtained, note certificates are required to be printed and delivered. In addition, note certificates will be printed and delivered if we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) or if an event of default occurs with respect to the notes and has not been cured or waived. In that event, note certificates will be printed and delivered. See “Description of Securities — Global Securities” in the accompanying prospectus.

          Neither we nor the trustee will have any responsibility or obligation to participants in the DTC system or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct Participant or Indirect Participant with respect to any ownership interest in the notes, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the beneficial owners of the notes.

          The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable. None of the company, the trustee, the underwriters, dealers or agents are responsible for the accuracy or completeness of this information.

UNDERWRITING

          Subject to the terms and conditions set forth in the underwriting agreement and the related terms agreement, dated November      , 2003, among us and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Banc of America Securities LLC and Credit Suisse First Boston LLC (collectively, the “underwriters”), we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal aggregate amount of the notes set forth opposite their names below:

Principal
Underwriter	Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Citigroup Global Markets Inc.
Banc of America Securities LLC
Credit Suisse First Boston LLC

Total	$

          The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters will be increased or, under certain circumstances, the underwriting agreement may be terminated.

          We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

          The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

          The underwriters propose initially to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of           % of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a discount not in excess of           % of the principal amount of the notes to certain brokers and dealers. After the initial offering of the notes, the offering price, concession and discount may be changed.

          The expenses of this offering, excluding underwriting discounts and commissions payable by us are estimated to be approximately $                    .

New Issue of Notes

          There is no public trading market for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after the consummation of the offering, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Prior to the offering, there has been no active market for the notes. No assurance can be given as to the liquidity of, or trading market for, the notes or that an active public market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

Price Stabilization and Short Positions

          In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

          David H. Komansky, one of the company’s directors, was formerly a director of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Richard Kogan, our former Chief Executive Officer and a former director, is a member of the Board of Directors of The Bank of New York Company, Inc. the parent company of the trustee.

          Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Banc of America Securities LLC and Credit Suisse First Boston LLC and their affiliates, have provided investment and commercial banking and financial advisory services from time to time to us in the ordinary course of business for which they have received customary fees.

          Bank of America Securities LLC is a joint lead arranger and joint book-runner under one of our credit agreements. Bank of America N.A. is the administrative agent under one of our credit agreements and is a documentation agent under our two other credit agreements. Citigroup Global Markets, Inc. is a lead arranger and joint book-runner under two of our credit agreements and Citicorp North America, Inc. is the syndication agent under one of our credit agreements. Citibank N.A. is the syndication agent under two of our credit agreements. Salomon Smith Barney is the lead arranger and joint book-runner under one of our credit agreements. Credit Suisse First Boston is a joint lead arranger, joint book-runner and documentation agent under one of our credit agreements. Merrill Lynch & Co. is a documentation agent under two of our credit agreements. Merrill Lynch Capital Services Inc. and Merrill Lynch International are counterparties to certain interest rate swap contracts with certain of our subsidiaries described in the discussion of cash management strategies in the “Liquidity and Financial Resources” section of the Annual Report on Form 10-K for the year ended December 31, 2002 and the “Liquidity and Financial Resources” section of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2003; these transactions, under certain circumstances, could result in such entities having a significant counterparty exposure to the company.

          Any of the underwriters or their respective affiliates may in the future engage in investment banking or other transactions of a financial nature with us or our affiliates, for which they would receive customary fees or other payments.

          More than 10% of the proceeds of this offering, not including underwriting compensation, may be received by entities holding commercial paper of the company who are affiliated with members of the National Association of Securities Dealers, Inc. (NASD) who are participating in this offering, or by their affiliates or associated persons. As a result, this offering is being conducted in compliance with the NASD Conduct Rule 2710(c)(8). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, because the notes being offered will be rated in one of the four highest generic rating categories by a nationally recognized statistical rating organization.

LEGAL MATTERS

          Lowenstein Sandler PC and Joseph J. LaRosa, Esq., our Staff Vice President, Secretary and Associate General Counsel, are passing upon the validity of the notes. As of November 18, 2003, Mr. LaRosa owned, directly and indirectly, 12,204 shares of our common stock, options to purchase 130,780 additional shares of our common stock and 13,560 deferred stock units which will vest over time. Lowenstein Sandler PC has from time to time provided legal services to us. Shearman & Sterling LLP, New York, New York is passing upon various legal matters limited to matters related to New York law for the underwriters.

PROSPECTUS

$2,000,000,000

SCHERING-PLOUGH CORPORATION

Debt Securities

          Schering-Plough Corporation may from time to time issue up to a total of $2,000,000,000 of debt securities. The specific terms of the debt securities we offer for sale will be contained in one or more supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. As used in this prospectus, the terms “we,” “us,” “our,” and “the company” refer to Schering-Plough Corporation, unless the context clearly indicates otherwise.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

          We may sell securities to or through dealers, underwriters or agents. The names of any dealers, underwriters or agents involved in the sale of any securities will be set forth in the prospectus supplement covering the sale of those securities.

The date of this Prospectus is May 13, 2003

ABOUT THIS PROSPECTUS

          The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total amount of $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we issue securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering. The prospectus supplement may also add to or update other information contained in this prospectus. The prospectus supplement may also contain information about any material federal income tax considerations relating to the securities described in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with additional information described under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Such information may also be inspected at The New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can also find information about us by visiting our website at www.schering-plough.com. Information on our website does not form part of this prospectus.

          The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or

15(d) of the Securities Exchange Act of 1934, as amended, until we complete our offerings of the securities:

•	Annual report on Form 10-K for the year ended December 31, 2002;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2003; and

•	the Registrant’s Current Reports on Form 8-K dated January 10, 2003; January 21, 2003; January 23, 2003; February 7, 2003; February 25, 2003; March 5, 2003; March 31, 2003; April 21, 2003; and May 13, 2003.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address.

Investor Relations Schering-Plough Corporation 2000 Galloping Hill Road Kenilworth, NJ 07033 Telephone: (908) 298-4000

CAUTIONARY FACTORS THAT MAY AFFECT FUTURE RESULTS

          This prospectus and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts.

          In particular, forward-looking statements include statements relating to future actions, prospective products, the status of product approvals, future performance or results of current and anticipated products, sales efforts, development programs, expenses, the outcome of contingencies such as litigation and investigations, growth strategy and financial results.

          Any or all of our forward-looking statements here or in other publications may turn out to be wrong. Our actual results may vary materially, and there are no guarantees about the performance of Schering-Plough stock. The company does not assume the obligation to update any forward-looking statement.

          You should carefully consider any forward-looking statement and should understand that many factors could cause actual results to differ from the company’s forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. Although it is not possible to predict or identify all such factors, they may include the following:

•	A significant portion of net sales are made to major pharmaceutical and health care products distributors and major retail chains in the United States. Consequently, net sales and quarterly growth comparisons may be affected by fluctuations in the buying patterns of major distributors, retail chains and other trade buyers. These fluctuations may result from seasonality, pricing, wholesaler buying decisions or other factors.

•	Competitive factors, including technological advances attained by competitors, patents granted to competitors, new products of competitors coming to the market, new indications for competitive products or generic prescription or over-the-counter (OTC) competition as the company’s products mature and patents expire on products.

•	Increased pricing pressure both in the United States and abroad from managed care organizations, institutions and government agencies and programs. In the United States,

among other developments, consolidation among customers may increase pricing pressures and may result in various customers having greater influence over prescription decisions through formulary decisions and other policies.

•	Government laws and regulations (and changes in laws and regulations) affecting domestic and international operations and the enforcement thereof including, among other laws and regulations, those resulting from healthcare reform initiatives in the United States at the state and federal level and in other countries, as well as laws and regulations relating to trade, antitrust, monetary and fiscal policies, taxes, price controls and possible nationalization.

•	Patent positions can be highly uncertain and patent disputes are not unusual. An adverse result in a patent dispute can preclude commercialization of products or negatively impact sales of existing products or result in injunctive relief and payment of financial remedies.

•	Uncertainties of the Food and Drug Administration (FDA) approval process and the regulatory approval processes of non-U.S. countries, including, without limitation, delays in approval of new products.

•	Failure to meet Good Manufacturing Practices established by the FDA and other governmental authorities can result in delays in the release of products, seizure or recall of products, suspension or revocation of the authority necessary for the production and sale of products, fines and other civil or criminal sanctions. The resolution of manufacturing issues with the FDA discussed in information that is incorporated by reference in this prospectus are subject to substantial risks and uncertainties. These risks and uncertainties, including the timing, scope and duration of a resolution of the manufacturing issues, will depend on the ability of the company to assure the FDA of the quality and reliability of its manufacturing systems and controls, and the extent of remedial and prospective obligations undertaken by the company.

•	Difficulties in product development. Pharmaceutical product development is highly uncertain. Products that appear promising in development may fail to reach market for numerous reasons. They may be found to be ineffective or to have harmful side effects in clinical or pre-clinical testing, they may fail to receive the necessary regulatory approvals, they may turn out not to be economically feasible because of manufacturing costs or other factors or they may be precluded from commercialization by the proprietary rights of others.

•	Efficacy or safety concerns with respect to marketed products, whether or not scientifically justified, leading to recalls, withdrawals or declining sales.

•	Major products such as CLARITIN, CLARINEX, INTRON A, PEG-INTRON, REBETOL Capsules and NASONEX accounted for a material portion of the company’s 2002 revenues. If any major product were to become subject to a problem such as loss of patent protection, OTC availability (as is the case for CLARITIN and its current and potential OTC competition), previously unknown side effects, or if a new, more effective treatment should be introduced; or if the product is discontinued for any reason, the impact on revenues could be significant. Further such information about important new products such as ZETIA or other important products in our pipeline may impact future revenues.

•	Legal factors, including product liability claims and other litigation, government investigations, patent disputes with competitors and environmental concerns, any of which could preclude commercialization of products or negatively affect the profitability of existing products.

•	Economic factors over which the company has no control, including changes in inflation, interest rates and foreign currency exchange rates.

•	Instability, disruption or destruction in a geographic region important to us — due to the location of our manufacturing facilities, distribution facilities or customers — regardless of cause, including war, terrorism, riot, civil insurrection or social unrest; and natural or man-made disasters, including Severe Acute Respiratory Syndrome (SARS), famine, flood, fire, earthquake and storm.

•	Changes in tax laws including changes related to taxation of foreign earnings.

•	Changes in accounting standards promulgated by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board or the Securities and Exchange Commission that would require a significant change to the company’s accounting practices.

THE COMPANY

          As a worldwide, research-based pharmaceutical company, we and our subsidiaries are engaged in the discovery, development, manufacturing and marketing of new therapies and treatment programs that can improve people’s health and extend their lives.

          Our and our subsidiaries’ primary business involves prescription products in core product categories, including:

•	Allergy and respiratory;

•	Anti-infective and anticancer;

•	Cardiovasculars;

•	Dermatologicals; and

•	Central nervous system and other disorders.

          We, through various subsidiaries, also have a global animal health business and leading consumer brands of foot care, over-the-counter and sun care products.

          All references to “we,” “us,” “our” and “the company” in this prospectus refer to Schering-Plough Corporation, unless the context clearly indicates otherwise.

          Our principal executive offices are located at 2000 Galloping Hill Road, Kenilworth, NJ 07033, and our telephone number is
(908) 298-4000. We were incorporated in New Jersey in 1970.

RATIO OF EARNINGS TO FIXED CHARGES

          Our consolidated ratio of earnings to fixed charges for the three months ended March 31, 2003 and for each of the fiscal years ended December 31, 1998 through 2002 is set forth below. For the purpose of computing these ratios, “earnings” consist of income before income taxes and fixed charges (other than capitalized interest). “Fixed charges” consist of interest expense, capitalized interest and one-third of rentals which we believe to be a reasonable estimate of the interest component within leases. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings before taxes and fixed charges.

	Three Months	Year Ended December 31,
	Ended
	March 31, 2003	2002	2001	2000	1999	1998

	(Unaudited)
Ratio of earnings to fixed charges	10	33	29	37	45	50

USE OF PROCEEDS

          Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of the securities for general corporate purposes, including the refinancing of short-term debt. We may temporarily invest funds that are not immediately needed for these purposes.

DESCRIPTION OF SECURITIES

          The debt securities covered by this prospectus will be our direct unsecured obligations. The securities will be issued in one or more series under an indenture to be entered into between us and The Bank of New York, as trustee.

          This prospectus briefly outlines some of the indenture provisions. The following summary of the material provisions of the indenture is qualified in its entirety by the provisions of the indenture, including definitions of certain terms used in the indenture. Wherever we refer to particular sections or defined terms of the indenture, those sections or defined terms are incorporated by reference in this prospectus or prospectus supplement. You should review the indenture that is filed as an exhibit to the registration statement for additional information.

          In addition, the material specific financial, legal and other terms as well as federal income tax consequences particular to securities of each series will be described in the prospectus supplement relating to the securities of that series.

General

          The securities will rank equally with all of our other unsecured and unsubordinated debt. Any of our secured indebtedness will rank ahead of the debt securities. Also, we conduct operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the debt securities will be largely dependent on the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends or loans or advances and repayment of loans and advances from us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay the amounts which will be due on our debt securities or to make any funds available for payment of amounts which will be due on our debt securities. Because we are a holding company, our obligations under our debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, including, for example, the interest rate swap contracts described in the discussion of cash management strategies in the “Liquidity and Financial Resources” section of the Annual Report on Form 10-K for the year ended December 31, 2002. Therefore, our rights, and the rights of our creditors, including the rights of the holders of the debt securities to participate in any distribution of assets of any of our subsidiaries, if such subsidiary were to be liquidated or reorganized, is subject to the prior claims of the subsidiary’s creditors. To the extent that we may be a creditor with recognized claims against our subsidiaries, our claims will still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary that are senior to us.

          The indenture does not limit the amount of debt we may issue under the indenture or otherwise. We may issue the securities in one or more series with the same or various maturities, at par or a premium or with original issue discount. We may reopen a previous issue of securities and issue additional securities of the series.

          The prospectus supplement relating to any securities being offered will include specific terms relating to the offering. These terms will include, among other terms, some or all of the following:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the date or dates on which the principal of the debt securities will be payable;

•	the interest rate or rates, if any, which the debt securities will bear, the date or dates from which any interest will accrue, the interest payment dates for the debt securities and the regular record date for any interest payable on any interest payment date;

•	any optional or mandatory redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	whether the debt securities will be denominated in, and whether the principal of and any premium and any interest on the debt securities will be payable in, U.S. dollars or any foreign currency or foreign currency units;

•	any index or other special method we will use to determine the amount of principal or any premium or interest we will pay on the debt securities of the series;

•	whether the debt securities are to be issued in individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other specific terms of the debt securities.

          The prospectus supplement relating to the securities of the series will be attached to the front of this prospectus.

          We may in the future issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the indenture. Thus, any other debt securities that we may issue may be issued under other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus.

Consolidation, Merger or Sale

          Under the indenture, we have agreed not to consolidate with or merge into any other corporation or convey or transfer or lease substantially all of our properties and assets to any person, unless:

•	the person is a corporation or limited liability company organized and validly existing under the laws of the United States or any state thereof or the District of Columbia;

•	the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium or any interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform as if it were an original party to the indenture;

•	immediately after giving effect to the consolidation, merger, conveyance, transfer or lease, no default or event of default shall have occurred and be continuing; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer or lease and the supplemental indenture comply with these provisions.

          The successor corporation will assume all our obligations under the indenture as if it were an original party to the indenture. After assuming the obligations, the successor corporation will have all our rights and powers under the indenture.

Limitations on Liens

          Subject to the exceptions described below and those described under the section of this prospectus captioned “Exempted Indebtedness” below, we may not, and may not permit any restricted subsidiary to, create any lien on any principal property or shares of capital stock of any restricted subsidiary without equally and ratably securing the debt securities. This restriction will not apply to permitted liens, including:

•	liens on principal property existing at the time of its acquisition or to secure the payment of all or part of the purchase price;

•	with respect to any series of debt securities, any lien existing on the date of issuance of the debt securities;

•	liens on property or shares of capital stock, or securing indebtedness, of any corporation existing at the time the corporation becomes a restricted subsidiary or is merged into us or into a restricted subsidiary;

•	liens which secure debt of a restricted security that is owed to us or to another subsidiary or our debt that is owed to a restricted subsidiary;

•	liens in connection with the issuance of certain tax-exempt industrial development or pollution control bonds or other similar bonds;

•	liens in favor of any customer arising in respect of payments made by or on behalf of a customer for goods produced for, or services rendered to, customers in the ordinary course of business not exceeding the amount of those payments;

•	any extension, renewal or replacement of any lien referred to in any of the previous paragraphs; and

•	statutory liens, liens for taxes or assessments or governmental charges or levies not yet due or delinquent or which can be paid without penalty or are being contested in good faith, landlord’s liens on leased property, easements and other liens of a similar nature as those described above.

Limitation on Sale and Leaseback Transactions

          Subject to the exceptions described below and those described under the section of this prospectus captioned “Exempted Indebtedness,” sale and leaseback transactions by us or any restricted subsidiary of any principal property are prohibited under capital leases (except for leases for a term, including any renewal thereof, of not more than three years and except for leases between us and a subsidiary or between subsidiaries) unless:

•	after giving effect to the application of proceeds from the sale and leaseback transaction, we or the restricted subsidiary could incur a mortgage on the property under the restrictions described above under the section of this prospectus captioned “Limitations on Liens” in an amount equal to the attributable debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities; or

•	we, within 120 days after the sale or transfer by us or any restricted subsidiary, apply to the retirement of our funded debt (which is defined as indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount) an amount equal to the greater of:

(1)	the net proceeds of the sale of the principal domestic property sold and leased under such arrangement; or

(2)	the fair market value of the principal domestic property sold and leased, subject to credits for certain voluntary retirements of funded debt.

Exempted Indebtedness

          We or any restricted subsidiary may create or assume liens or enter into sale and leaseback transactions not otherwise permitted under the provisions regarding limitations on liens and sale and leaseback transactions described above, so long as at that time and immediately after giving effect to the lien or sale and leaseback transaction, the sum of our and our consolidated subsidiaries’ aggregate outstanding indebtedness incurred after the date of the indenture and secured by the liens relating to principal properties plus that related to sale and leaseback transactions does not exceed 10% of consolidated net tangible assets.

Certain Definitions

          The following are the meanings of terms that are important in understanding the covenants previously described:

•	“attributable debt” means the present value (discounted at a specified rate each year to be determined by the company to be appropriate and consistent with U.S. generally accepted accounting principles) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

•	“consolidated net tangible assets” means the total assets of us and our consolidated subsidiaries as shown on or reflected in our most recent quarterly or annual, as applicable, balance sheet, less (1) all current liabilities, excluding current liabilities which could be classified as long-term debt under U.S. generally accepted accounting principles and current liabilities which are by their terms extendible or renewable at the obligor’s option to a time more than 12 months after the time as of which the amount of current liabilities is being computed; (2) advances to entities accounted for on the equity method of accounting; and (3) intangible assets. In this context, “intangible assets” means the aggregate value, net of any applicable reserves, as shown on or reflected in our balance sheet, of (a) all trade names, trademarks, licenses, patents, copyrights and goodwill; (b) organizational and development costs; (c) deferred charges, other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized; and (d) unamortized debt discount and expense, less unamortized premium.

•	“principal property” means any manufacturing facility having a gross book value in excess of 1% of consolidated net tangible assets that we or any restricted subsidiary owns and located within the United States, excluding its territories and possessions and Puerto Rico, other than any facility or portion of a facility which our board of directors reasonably determines is not material to the business conducted by us and our subsidiaries as a whole.

•	“restricted subsidiary” means any subsidiary (1) of which substantially all of the property of is located, and substantially all of the business is carried on, within the United States, excluding its territories and possessions and Puerto Rico; and (2) which owns or operates one or more principal properties (however, “restricted subsidiary” does not include subsidiaries primarily engaged in the business of a finance or insurance company and their branches).

•	“subsidiary” means each corporation of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or one or more of our subsidiaries.

Events of Default

          When we use the term “event of default” in the indenture, here are some examples of what we mean.

          An event of default occurs if:

•	we fail to make the principal or any premium payment on any debt security when due;

•	we fail to pay interest on any debt security for 45 days after payment was due;

•	we fail to make any sinking fund payment when due;

•	we fail to perform any other covenant in the indenture and this failure continues for 90 days after we receive written notice of it; or

•	we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

          The supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. The events of default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series. A default under our other indebtedness will not be a default under the indenture for the debt securities covered by this prospectus, and a default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of debt securities of any default (except for defaults that involve our failure to pay principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

          If an event of default with respect to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare, in a written notice, the principal amount (or specified amount) plus accrued and unpaid interest on all debt securities of that series to be immediately due and payable. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in principal amount (or specified amount) of the outstanding debt securities of that series, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if:

•	we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•	we have cured or the holders have waived all events of default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the indenture.

          We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default.

          If a default in the performance or breach of the indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding securities of all series, by notice to the trustee, may waive any past event of default or its consequences under the indenture. However, an event of default cannot be waived with respect to any series of securities in the following two circumstances:

•	a failure to pay the principal of, and premium, if any, or interest on any security; or

•	a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.

          Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

          We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indenture.

Modification of Indenture

          Under the indenture, our rights and obligations and the rights of the holders may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, no modification of the maturity date or principal or interest payment terms, no modification of the currency for payment no impairment of the right to sue for the enforcement of payment at the maturity of the debt security, no modification of any conversion rights and no modification reducing the percentage required for modifications or modifying the foregoing requirements or reducing the percentage required to waive certain specified covenants is effective against any holder without its consent.

Payment and Transfer

          We will pay principal, interest and any premium on fully registered securities at the place or places designated by us for such purposes. We will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days specified by us. Any other payments will be made as set forth in the applicable prospectus supplement. Holders may transfer or exchange fully registered securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

          We may issue the securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. We may issue the global securities in either registered or bearer form, in either temporary or permanent form.

          You may transfer or exchange certificated securities at any office we maintain for this purpose in accordance with the terms of the indenture. We will not charge a service fee for any transfer or exchange of certificated securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge we are required to pay in connection with a transfer or exchange.

          You may effect the transfer of certificated securities and the right to receive the principal, premium and interest on certificated securities only by surrendering the certificate representing those certificated securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

          We are not required to:

•	register, transfer or exchange securities of any series during a period beginning at the opening of business 15 days before the day we transmit a notice of redemption of securities of the series selected for redemption and ending at the close of business on the day of the transmission; or

•	to register, transfer or exchange any security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part.

          The applicable prospectus supplement will describe the specific terms of the depositary arrangement with respect to the applicable securities of that series. We anticipate that the following provisions will apply to all depositary arrangements.

          Once a global security is issued, the depositary will credit on its book-entry system the respective principal amounts of the individual securities represented by that global security to the accounts of institutions that have accounts with the depositary. These institutions are known as participants. The underwriters for the securities will designate the accounts to be credited. However, if we have offered or sold the securities either directly or through agents, we or the agents will designate the appropriate accounts to be credited.

          Ownership of beneficial interest in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interest in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary’s participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Such limits and such laws may limit the market for beneficial interests in a global security.

          So long as the depositary for a global security, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security:

•	will not be entitled to have securities represented by global securities registered in their names;

•	will not receive or be entitled to receive physical delivery of securities in definitive form; and

•	will not be considered owners or holders of these securities under the indenture.

          Payments of principal, any premium and interest on the individual securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the holder of that global security. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of us and the trustee may act or refrain from acting without liability on any information provided by the depositary.

          We expect that the depositary, after receiving any payment of principal, any premium or interest in respect of a global security, will immediately credit the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

          Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor in authorized denominations only if the depositary notifies us that it is unwilling or unable to continue as the depositary and a successor depositary is not appointed by us within 90 days or we, in our discretion, determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

Defeasance

          When we use the term “defeasance,” we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, any premium, interest and any other sums due to the stated maturity date or a redemption date of the securities of a particular series, then at our option:

•	we will be discharged from our obligations with respect to the securities of such series; or

•	we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to us.

          If this happens, the holders of the securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated securities. Such holders may look only to such deposited funds or obligations for payment.

          To exercise our defeasance option, we must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the securities to recognize income, gain or loss for federal income tax purposes. We must also deliver any ruling to such effect received from or published by the United States Internal Revenue Service if we are discharged from our obligations with respect to the securities.

Concerning the Trustee

          The trustee, The Bank of New York, and certain of its affiliates have in the past and currently do provide banking, investment and other services to us, including acting as a lender under our revolving credit agreement, acting as a transfer agent for our common stock and providing cash management services, and may do so in the future as a part of its regular business.

PLAN OF DISTRIBUTION

          We may sell the offered securities:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

          We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Sale Through Underwriters

          If we use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

Sale Through Agents

          We may sell offered securities through agents designated by us. Unless indicated in the prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

Direct Sales

          We may also sell offered securities directly. In this case, no underwriters or agents would be involved.

General Information

          Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended (the Securities Act), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

          We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

          Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

VALIDITY OF SECURITIES

          Unless otherwise indicated in a supplement to this prospectus, Lowenstein Sandler PC and Joseph J. LaRosa, Esq., our Staff Vice President, Secretary and Associate General Counsel, will pass upon the validity of the securities for us. As of May 1, 2003, Mr. LaRosa owned, directly and indirectly, 12,204 shares of our common stock and options to purchase 130,780 additional shares of our common stock. Lowenstein Sandler PC has from time to time provided legal services to us.

EXPERTS

          The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the company’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

          With respect to the unaudited interim financial information for the period ended March 31, 2003, incorporated by reference from our quarterly report on Form 10-Q for the quarter ended March 31, 2003, our independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in our quarterly report on Form 10-Q for the quarter ended March 31, 2003, and incorporated by reference, states that they did not audit and that they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because this report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

$1,750,000,000

Schering-Plough Corporation

              % Senior Notes due

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Citigroup
Banc of America Securities LLC
Credit Suisse First Boston

                          , 2003